 Exhibit 3.1.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:30 PM 10/02/1995
950225672 - 2300914

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

LIGHTPATH TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law Of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors of LIGHTPATH TECHNOLOGIES, INC. (the "Corporation") on September 14, 1995, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendment be considered at the next special meeting of the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that (i) all authorized and all outstanding shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock"), (ii) all shares of Common Stock subject to outstanding options and warrants, and (iii) all shares of Common Stock authorized for issuance pursuant to the Omnibus Incentive Plan, and Amended and Restated Directors Stock Option Plan of the Corporation, be reverse split on the basis of one share to each 5.5 shares of Common Stock authorized and/or issued and/or outstanding, the resulting and then outstanding shares of Common Stock to be denominated "Class A Common Stock," and that Article Fourth of the

DOT:[03499.DOCS.LIGHTPATH.IPO]CERT_AMEND.

Company's Certificate of Incorporation be amended to effect the foregoing.

FURTHER RESOLVED, that the par value of all shares of Common Stock after the reverse stock split, whether issued, outstanding or authorized for issuance, shall be $.01 per share.

FURTHER RESOLVED, that Article Fourth of the Corporation's Certificate of Incorporation be, and hereby is, amended in its entirety to read as follows:

> FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares, divided into Forty Million (40,000,000) shares of Common Stock of the par value of $.01 per share, and Five Million (5,000,000) shares of preferred stock of the par value of $.01 per share. The Board of Directors of the Corporation shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as a Certificate

of Designations pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

SECOND: that thereafter, pursuant to resolution of its Board of Directors, a Special Meeting of the stockholders of the Corporation was duly called and held on September 29, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, LIGHTPATH TECHNOLOGIES, INC. has caused this certificate to be signed by Leslie A. Danziger its Chairperson and President, and attested by Louis F. Wagman, its Secretary, this 29th day of September, 1995.

LIGHTPATH TECHNOLOGIES, INC.

BY [signature]
Leslie A. Danziger
Chairperson and President

DO7: [03488.DOCS.LIGHTPATH.IPO]CERT_AMEND.

ATTEST:

Louis P. Wagman, Secretary

D07:[03485.DOCS.LIGHTPATH.IPO]CERT_AMEND.

** TOTAL PAGE.05 **